RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of this 1st day of December, 2006 (the “Effective Date”) between Simmons Company, a Delaware corporation (the “Company”), and the undersigned (the “Restricted Shareholder”). Certain capitalized terms used herein are defined in Section 7 hereof.

WHEREAS, the Company believes it to be in the best interests of the Company and its shareholders to take action to promote work-force stability, to reward performance and otherwise align the Restricted Shareholder’s interests with those of the Company; and

WHEREAS, accordingly, the Company has determined to issue restricted stock to the Restricted Shareholder in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Purchase and Sale of Restricted Shareholder Stock.

(a)  Upon execution of this Agreement and payment of the Original Purchase Price (as hereinafter defined), the Company will issue to the Restricted Shareholder that number of shares of Class B Common Stock, par value $0.01 per share, of the Company (the “Class B Common Stock”) set forth below such Restricted Shareholder’s name on the signature page attached hereto, for a purchase price of $0.01 per share (the “Original Purchase Price”). All of such shares of Class B Common Stock purchased by the Restricted Shareholder pursuant to this Agreement are referred to herein as “Restricted Shareholder Stock.” To secure the Company’s rights under the Repurchase Option in Section 3, the Company will retain possession of the certificates representing the Restricted Shareholder Stock and will provide the Restricted Shareholder with copies thereof.

(b)  The parties agree that the fair market value of each share of Restricted Stock as of the date hereof is $5.91. The Restricted Shareholder, in his or her sole discretion, may make an effective election with the Internal Revenue Service (the “IRS”) under Section 83(b) of the Code and the regulations promulgated thereunder. The Restricted Shareholder understands that under applicable law such election must be filed with the IRS no later than thirty (30) days after any acquisition of the Restricted Shareholder Stock to be effective. If the Restricted Shareholder files an effective election, the excess of the fair market value of the Restricted Shareholder Stock (which the IRS may assert is different from the fair market value determined by the parties) covered by such election over the amount paid by the Restricted Shareholder for the stock will be treated as ordinary income received by the Restricted Shareholder, and the Company or its subsidiary, Simmons Bedding Company, will withhold from the Restricted Shareholder’s compensation all amounts required under applicable law. If the Restricted Shareholder does not file an effective election, all appreciation on the Restricted Shareholder Stock from the date of issuance will generally be taxable as ordinary income when such stock vests pursuant to this Agreement.

(c)  In connection with the acquisition of the Restricted Shareholder Stock, the Restricted Shareholder represents and warrants to the Company that:

(i)  the Restricted Shareholder Stock to be acquired by the Restricted Shareholder will be acquired for the Restricted Shareholder’s own account, for investment only and not with a view to, or intention of, distribution thereof in violation of the Securities Act, or any applicable state securities laws, and the Restricted Shareholder Stock will not be disposed of in contravention of the Securities Act or any applicable state securities laws or this Agreement or the Securityholders’ Agreement;

(ii)  the Restricted Shareholder, either alone or acting in conjunction with a Purchaser Representative (as such term is defined in Regulation D of the Securities Act), generally has such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable the Restricted Shareholder to understand and evaluate the risks and benefits of his or her investment in the Restricted Shareholder Stock;

(iii)  the Restricted Shareholder has no need for liquidity in his or her investment in the Restricted Shareholder Stock and is able to bear the economic risk of his or her investment in the Restricted Shareholder Stock for an indefinite period of time and understands that the Restricted Shareholder Stock has not been registered or qualified under the Securities Act or any applicable state securities laws, by reason of the issuance of the Restricted Shareholder Stock in a transaction exempt from the registration and qualification requirements of the Securities Act or such state securities laws and, therefore, cannot be sold unless subsequently registered or qualified under the Securities Act or such state securities laws or an exemption from such registration or qualification is available;

(iv)  the Restricted Shareholder acknowledges that he or she is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the current conditions for use of Rule 144 by certain holders is the availability to the public of current information about the Company. Such information is not now available, and the Company has no current plans to make such information available;

(v)  the Restricted Shareholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Restricted Shareholder Stock and has had full access to or been provided with such other information concerning the Company as the Restricted Shareholder has requested; and

(vi)  This Agreement constitutes the legal, valid and binding obligation of the Restricted Shareholder, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Restricted Shareholder does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Restricted Shareholder is a party or any judgment, order or decree to which the Restricted Shareholder is subject.

(d)  As an inducement to the Company to issue the Restricted Shareholder Stock to the Restricted Shareholder and as a condition thereto, the Restricted Shareholder acknowledges and agrees that:

(i)  neither the issuance of the Restricted Shareholder Stock to the Restricted Shareholder nor any provision contained herein shall entitle the Restricted Shareholder to remain on the Board of or in the employment of the Company or any of its Subsidiaries, if any, or affect the rights of the Company, its shareholders or any of its Subsidiaries to terminate the Restricted Shareholder’s service to or employment with the Company or any of its Subsidiaries at any time for any reason; and

(ii)  except as provided in any other agreement between the Company and/or Simmons Bedding Company or any Subsidiary thereof and the Restricted Shareholder, the Company shall have no duty or obligation to disclose to the Restricted Shareholder, and the Restricted Shareholder shall have no right to be advised of, any material information regarding the Company and its Subsidiaries, if any, at any time prior to, upon or in connection with the forfeiture of the Restricted Shareholder Stock upon the termination of the Restricted Shareholder’s service to or employment with the Company or a Subsidiary thereof.

(e)  In connection with the issuance and sale by the Company to the Restricted Shareholder of the Restricted Shareholder Stock, the Company represents and warrants that:

(i)  the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate the assets used in its business, to carry on its business as presently conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby;

(ii)  the Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement, its performance of its obligations thereunder, and its consummation of the transactions contemplated thereby;

(iii)  this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms; and

(iv)  the Restricted Shareholder Stock has been duly authorized and validly issued, fully paid and nonassessable and will be free of all Encumbrances created by or through the Company. For purposes of this clause, “Encumbrance” means any security interest, mortgage, lien, pledge, charge, easement, reservation, restriction, or similar right of any third party.

2.  Vesting of Restricted Shareholder Stock.

(a)  General.

(i) Vesting. The shares of Restricted Shareholder Stock granted hereunder (the “Shares”) will be deemed “vested” (the “Vested Shares”) as follows: Shares shall become Vested Shares in accordance with this Section 2, based upon the Company’s achievement of the Consolidated Adjusted EBITDA targets set forth below (each, the “Target EBITDA”) for each of the Company’s fiscal years ending December 29, 2007, December 27, 2008, December 26, 2009 and December 26, 2010 (the “Measurement Years”).

EBITDA Targets

(dollars in millions)

Measurement Years	Target EBITDA	Cumulative Target EBITDA	90% of Target EBITDA	90% of Cumulative Target EBITDA	Eligible Shares
2007	$181.9	$181.9	$163.7	$163.7	25% of Restricted Shareholder Stock
2008	$214.1	$396.0	$192.7	$356.4	25% of Restricted Shareholder Stock
2009	$230.0	$626.0	$207.0	$563.4	25% of Restricted Shareholder Stock
2010	$255.0	$881.0	$229.5	$792.9	25% of Restricted Shareholder Stock

The minimum Target EBITDA numbers set forth above shall be equitably adjusted by the Board for acquisitions and dispositions made by the Company (whether by purchase or sale of assets or stock, merger, consolidation or otherwise), including adjustments for the acquisition of Simmons Canada Inc. and the disposition of Sleep Country USA, Inc., and such adjustments may take into account the pro forma annual Consolidated Adjusted EBITDA of any acquired business, as determined by the Board.

At the end of each Measurement Year, on the Measurement Date, the percentage of Shares set forth above shall be eligible to vest (the “Eligible Shares”). On each Measurement Date, 50% of the Eligible Shares shall become Vested Shares if at least 90% of the Target EBITDA amount was met for the prior Measurement Year. If more than 90% of the Target EBITDA amount was met for the prior Measurement Year, then the Eligible Shares shall become Vested Shares on a straight line basis such that an additional 5% of Eligible Shares shall become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA exceeds 90% of the Target EBITDA amount.

(ii) Change of Control.

(A) Shares that are not Vested Shares will accelerate as set forth below upon a Change of Control solely if the Company (a) achieves at least 90% of the Target EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs, and (b) the actual Consolidated Adjusted EBITDA for the Measurement Year immediately preceding the year in which the Change of Control occurs exceeds the actual Consolidated Adjusted EBITDA for the preceding year. If (x) the conditions set forth in clauses (a) and (b) above are met, and (y) the Company achieves 90% of the Cumulative Target EBITDA above for the Measurement Year completed immediately prior to the Change of Control, then 50% of the Shares that were Eligible Shares but which did not previously become Vested Shares (the “Missed Shares”) and 50% of the Shares that are not yet Eligible Shares shall become Vested Shares. If (1) the conditions set forth in clauses (a) and (b) above are met, and (2) the Company achieves more than 90% of the Cumulative Target EBITDA above for the immediately preceding Measurement Year, then a number of Missed Shares and Shares that are not yet Eligible Shares will become Vested Shares, determined on a straight line basis such that an additional 5% of the Missed Shares and 5% of the Shares that are not yet Eligible Shares will become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA for the immediately preceding Measurement Year exceeds 90% of the Cumulative Target EBITDA set forth above.

(B) Notwithstanding the foregoing paragraph, Shares that are not Vested Shares will accelerate upon a Change of Control which occurs in the Measurement Year ending December 29, 2007 solely if the Company (a) achieves at least 90% of the Target EBITDA for the fiscal year ending December 30, 2006, and (b) the actual Consolidated Adjusted EBITDA for the fiscal year ending December 30, 2006 exceeds the actual Consolidated Adjusted EBITDA for the 2005 fiscal year. The Target EBITDA for the fiscal year ending December 30, 2006 is $149.7 million. If the conditions set forth in clauses (a) and (b) above are met and the Company achieves 90% of the 2007 Year to Date Target EBITDA (as defined below) for the month completed immediately prior to the Change of Control, then 50% of the Shares that are not yet Eligible Shares shall become Vested Shares. The Target EBITDA for each month in 2007 shall be determined by the end of the 2006 fiscal year at such time as the budget for the Company’s 2007 fiscal year has been approved by the Board (the “2007 Budget”). The Target EBITDA for each month in fiscal year 2007 shall exceed the budgeted EBITDA for each month in such year (as set forth in the 2007 Budget) by the same percentage by which the annual Target EBITDA for 2007 exceeds the annual budgeted EBITDA for 2007 set forth in the 2007 Budget. The Company shall inform the Restricted Shareholder of the Target EBITDA for each month in the 2007 fiscal year promptly after determination. The 2007 Year to Date Target EBITDA represents the cumulative Target EBITDA for the period commencing December 31, 2006 and ending on the last day of the applicable month in the 2007 fiscal year of the Company (the "Year to Date Target EBITDA"). If (1) the conditions set forth in clauses (a) and (b) above are met, and (2) the Company achieves more than 90% of the 2007 Year to Date Target EBITDA for the month completed immediately prior to the Change of Control, then a number of Shares that are not yet Eligible Shares will become Vested Shares, determined on a straight line basis such that an additional 5% of the Shares that are not yet Eligible Shares will become Vested Shares for each 1% that actual Consolidated Adjusted EBITDA for the period commencing January 1, 2007 and ending on the last day of the month immediately preceding the Change of Control exceeds 90% of the 2007 Year to Date Target EBITDA.

(b)  Termination. In the event the Restricted Shareholder ceases to serve on the Board of, or be employed by the Company or any of its Subsidiaries on a full-time basis for any reason, then (i) all Shares of Restricted Shareholder Stock shall cease vesting effective as of the date upon which the Restricted Shareholder ceases to so serve or be so employed (the “Termination Date”) and, (ii) in the event that the Company achieves the Target EBITDA with respect to the Measurement Year in which such termination occurs, then the Eligible Shares with respect to such year multiplied by a fraction, the numerator of which shall equal the number of whole months during such year that the Restricted Shareholder served on the Board or remained employed with the Company and the denominator of which is 12, shall become Vested Shares as of the end of such year.

3.  Repurchase of Shares.

(a)  In the event that the Restricted Shareholder ceases to serve on the Board of, or be employed by the Company or any of its Subsidiaries on a full-time basis for any reason, then all Shares of Restricted Shareholder Stock (whether held by the Restricted Shareholder or by one or more of the Restricted Shareholder’s transferees) which as of the date of termination:

(i)  have not vested pursuant to Section 2 hereof, will be subject to repurchase by the Company, at its option (the “Non-Vested Repurchase Option”), for the lower of the Original Purchase Price of the Restricted Shareholder Stock and Fair Market Value as of the date of repurchase;

(ii)  have vested pursuant to Section 2 hereof, will be subject to repurchase by the Company, at its option (the “Vested Repurchase Option”), for Fair Market Value as of the date of repurchase.

(b)  In the event of a Change of Control, then all Shares of Restricted Shareholder Stock (whether held by the Restricted Shareholder or by one or more of the Restricted Shareholder’s transferees) which, as of the date of such Change of Control, have not become Vested Shares pursuant to Section 2, will be subject to repurchase by the Company, at its option (the “Non-Vested Change of Control Repurchase Option”) for the lower of the Original Purchase Price of the Restricted Shareholder Stock and Fair Market Value.

(c)  The Non-Vested Change of Control Repurchase Option, together with the Non-Vested Repurchase Option and the Vested Repurchase Option, are referred to collectively as the “Repurchase Options.” The Repurchase Options shall be exercised by the Company, or its designee, from time to time, by delivering to the Restricted Shareholder a written notice of exercise and a check in the amount of the Original Purchase Price or Fair Market Value, as determined in accordance with Sections 3(a) and (b) above. Upon delivery of such notice and payment of the purchase price as described above, the Company, or its designee, shall become the legal and beneficial owner of the Shares of Restricted Shareholder Stock being repurchased and all rights and interest therein or related thereto, and the Company, or its designee, shall have the right to transfer to its own name the number of Shares of Restricted Shareholder Stock being repurchased without further action by the Restricted Shareholder or any of his or her transferees. If the Company or its designee elect to exercise the repurchase rights pursuant to this Section 3 and the Restricted Shareholder or his or her transferee fails to deliver the Shares of Restricted Shareholder Stock in accordance with the terms hereof, the Company, or its designee, may, at its option, in addition to all other remedies it may have, deposit the purchase price in an escrow account administered by an independent third party (to be held for the benefit of and payment over to the Restricted Shareholder or his or her transferee in accordance herewith), whereupon the Company shall by written notice to the Restricted Shareholder cancel on its books the certificates(s) representing such Shares of Restricted Shareholder Stock registered in the name of the Restricted Shareholder and all of the Restricted Shareholder’s or his or her transferee’s right, title, and interest in and to such Shares of Restricted Shareholder Stock shall terminate in all respects.

(d)  Notwithstanding the foregoing, if at any time the Company elects to purchase any Class B Common Stock pursuant to this Section 3, the Company shall pay the purchase price for the Class B Common Stock it purchases (i) first, by offsetting indebtedness, if any, owing from such Restricted Shareholder to the Company and (ii) then, by the Company’s delivery of cash for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Class B Common Stock so purchased, duly endorsed; provided that, if any such cash payment at the time such payment is required to be made would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, or (C) if the Board determines in good faith that immediately prior to such purchase there shall exist a Financing Default which prohibits such purchase, dividend or distribution ((A) through (C) collectively the “Cash Deferral Conditions”), the portion of the cash payment so affected may be made by the Company’s delivery of a promissory note or senior preferred shares of the Company with a liquidation preference equal to the balance of the purchase price. The promissory note or senior preferred shares shall accrue interest or yield, as the case may be, annually at the “prime rate” published in The Wall Street Journal on the date of issuance, which interest or yield, as the case may be, shall be payable at maturity or upon payment of distributions by the Company. The value of each such senior preferred share shall as of its issuance be deemed to equal (A) the portion of the cash payment paid by the issuance of such preferred shares divided by (B) the number of senior preferred shares so issued. Any senior preferred shares or the promissory note shall be redeemed or payable when and to the extent the Cash Deferral Condition which prompted their issuance no longer exists.

(e)  In the event that Restricted Shareholder Stock is repurchased pursuant to this Section 3, the Restricted Shareholder and his or her successors, assigns or Representatives shall take (at the Company’s expense) all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase in a timely manner.

4.  Legend.

The certificates representing the Restricted Shareholder Stock will bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO REPURCHASE AND CERTAIN OTHER AGREEMENTS SET FORTH IN A RESTRICTED STOCK AGREEMENT DATED AS OF DECEMBER 1, 2006 BETWEEN THE COMPANY AND THE OTHER SIGNATORY THERETO. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.

THE SALE, TRANSFER, ASSIGNMENT, PLEDGE, OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE RIGHTS OF THE HOLDER OF SUCH SECURITIES IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO A SECURITYHOLDERS’ AGREEMENT DATED DECEMBER 19, 2003 AMONG THL BEDDING HOLDING COMPANY AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THL BEDDING HOLDING COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR LAWS.”

5.  Restrictions on Transfer, Conversion and Voting.

(a)  The Company and the Restricted Shareholder acknowledge and agree that the Shares of Restricted Shareholder Stock are subject to and restricted by the Securityholders’ Agreement and with respect to such Shares of Restricted Shareholder Stock, the Restricted Shareholder shall be an “Employee” or “Senior Manager,” as the case may be, and as each such term is used in the Securityholders’ Agreement. Notwithstanding anything to the contrary contained in the Securityholders’ Agreement, no Shares of Restricted Shareholder Stock may be transferred to any Person who is not an Affiliate of the Restricted Shareholder; provided that, with respect to Shares that are not Vested Shares, all terms relating to vesting and repurchase of the Shares shall continue to apply and shall be deemed to be with reference to the employment or service of the original Restricted Shareholder transferring the Shares. The Vested Shares may be transferred by will or the laws of descent and distribution.

(b)  Prior to any Transfer, the transferee shall agree, by execution of a Joinder Agreement, to be bound by this Agreement as holder of Restricted Shareholder Stock and by the Securityholders’ Agreement as an “Employee” or “Senior Manager”, as the case may be. Any Transfer or attempted Transfer of any Restricted Shareholder Stock in violation of the preceding sentence shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Restricted Shareholder Stock as the owner of such stock for any purpose.

(c)  The Restricted Shareholder agrees that so long as the Restricted Shareholder owns Shares of Restricted Shareholder Stock which have not become Vested Shares pursuant to Section 2 hereof, the Restricted Shareholder shall be obligated to vote all of his, her or its Shares of Restricted Shareholder Stock which have not become Vested Shares pursuant to Section 2 hereof in the same manner and proportions as the votes cast by the holders of a majority of the Company’s voting capital stock not subject to such repurchase rights. If the Restricted Shareholder fails or refuses to vote his, her or its Shares of Restricted Shareholder Stock which have not become Vested Shares pursuant to Section 2 hereof as required by, or votes his, her or its Shares of Restricted Shareholder Stock which have not become Vested Shares pursuant to Section 2 hereof in contravention of this Section 5(c), then the Restricted Shareholder hereby grants to each of the President and Treasurer of the Company, acting solely in his or her capacity as such, an irrevocable proxy, coupled with an interest, to vote such Shares in accordance with Section 5(c).

6.  Intentionally Omitted.

7.  Definitions.

The following terms shall have the meanings ascribed below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person or, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“Board” means the Board of Directors of the Company.

“Change of Control” shall mean the consummation of a transaction, whether in a single transaction or in a series of related transactions that are consummated contemporaneously (or consummated pursuant to contemporaneous agreements), with any other party or parties, other than an Affiliate of THL, on an arm's-length basis, pursuant to which (a) a party or group (as defined under Rule 13d under the Securities Exchange Act of 1934, as amended) who is not a stockholder of the Company on the Effective Date, acquires, directly or indirectly (whether by merger, stock purchase, recapitalization, reorganization, redemption, issuance of capital stock or otherwise), more than 50% of the voting stock of the Company, (b) such party or parties, directly or indirectly, acquire assets constituting all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, or (c) prior to an initial public offering of the Company common stock pursuant to an offering registered under the Securities Act, Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, and its affiliates cease to have the ability to elect, directly or indirectly, a majority of the Board.

“Class A Common Stock” means the Company’s Class A Common Stock, $0.01 par value per share.

“Class B Common Stock” has the meaning set forth in Section 1(a) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Consolidated Adjusted EBITDA” has the meaning set forth in the Credit Agreement.

“Credit Agreement” shall mean the Amended and Restated Credit and Guaranty Agreement, dated as of August 27, 2004, among Simmons Bedding Company, as Company, THL-SC Bedding Company and certain subsidiaries of the Company, as Guarantors, the financial institutions listed therein, as Lenders, UBS Securities LLC, as Joint Lead Arranger and as Co-Syndication Agent, Deutsche Bank AG, New York Branch, as Administrative Agent and Collateral Agent, General Electric Capital Corporation, as Co-Documentation Agent, CIT Lending Services Corporation, as Co-Documentation Agent, and Goldman Sachs Credit Partners L.P., as Sole Bookrunner, a Joint Lead Arranger and as Co-Syndication Agent, as amended and/or restated from time to time.

“Fair Market Value” shall be determined by the Board in good faith. Upon such determination, the Company shall promptly provide the Restricted Shareholder with notice of the Fair Market Value so determined (the “Board Notice”). In the event of a determination of Fair Market Value with respect to Class B Common Stock owned by a Senior Manager, such Senior Manager shall have the right to contest such determination in good faith, by delivery of written notice to the Company within ten (10) days of delivery of the Board Notice. If the Senior Manager does not notify the Company of any disagreement therewith, then the Fair Market Value shall be as set forth in the Board Notice. If the Senior Manager does notify the Company of his or her disagreement with the Fair Market Value set forth in the Board Notice within such 10-day time period, then the Company must retain an independent third party appraiser to make such Fair Market Value determination (the “Final Determination”), and such Final Determination shall govern; provided, however, that if the Final Determination of Fair Market Value equals less than 110% of the Fair Market Value set forth in the Board Notice, then the Senior Manager shall pay for all costs and expenses of the third party appraiser.

“Financing Default” means any event of default or breach under (i) the Credit Agreement, (ii) that certain senior unsecured floating rate loan facility by and among THL-SC Bedding Company, certain of its subsidiaries, certain lenders, party thereto and Deutsche Bank, A.G., Cayman Islands Branch, as administrative agent, as amended, modified, restated or refinanced from time to time, (iii) the covenant contained in any of the Indentures which permits repurchases by the Company of employee stock not exceeding a specified amount in the aggregate, or (iv) any other similar notes or instruments that the Company or its Subsidiaries may issue from time to time.

“Fully Diluted Shares” means, as of any date of determination, the number of shares of Class A Common Stock and Class B Common Stock outstanding, plus (without duplication) shares of Class A Common Stock and Class B Common Stock issuable, whether at such time or upon the passage of time or the occurrence of future events, upon the exercise, conversion or exchange of all then-outstanding rights, warrants, options, convertible securities, or exchangeable securities or indebtedness, or other rights, exercisable for or convertible or exchangeable into, directly or indirectly, Class A Common Stock or Class B Common Stock or securities exercisable for or convertible or exchangeable into Class A Common Stock or Class B Common Stock, as the case may be, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Indentures” shall mean (i) that certain Indenture, dated as of December 19, 2003, governing the Senior Subordinated Notes of Simmons Bedding Company, a Subsidiary of the Company, due 2013, as amended, modified, restated or refinanced from time to time, and (ii) that certain Indenture, dated as of December 15, 2004, governing the Company’s 10% Senior Discount Notes, due 2014, as amended, modified, restated or refinanced from time to time.

“Measurement Date” shall mean the date upon which the Company shall have received its audited financial statements for the prior Measurement Year, beginning with the Measurement Year ending December 29, 2007.

“Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, an investment fund, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Representative” means, with respect to the deceased Restricted Shareholder, the duly appointed, qualified and acting personal representative (or personal representatives collectively) of the estate of the deceased Restricted Shareholder (or portion of such estate that includes Restricted Shareholder Stock), whether such personal representative holds the position of executor, administrator or other similar position qualified to act on behalf of such estate.

“Restricted Shareholder Stock” has the meaning set forth in Section 1(a) hereof. The Restricted Shareholder Stock will continue to be Restricted Shareholder Stock in the hands of any holder other than the Restricted Shareholder (except for the Company and except for transferees in a Public Sale) and, except as otherwise provided herein, each such other holder of the Restricted Shareholder Stock will succeed to all rights and obligations attributable to the Restricted Shareholder as a holder of the Restricted Shareholder Stock hereunder. The Restricted Shareholder Stock will also include shares of the Company’s capital stock issued with respect to the Restricted Shareholder Stock by way of a stock split, stock dividend or other recapitalization.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force.

“Securityholders’ Agreement” means the Securityholders’ Agreement dated December 19, 2003 between the Company and certain stockholders of the Company, as amended, modified or supplemented from time to time.

“Senior Manager” shall mean each of Charles Roy Eitel, William S. Creekmuir and Gary Matthews, and/or any other Persons designated by the Board as Senior Managers (collectively, the “Senior Managers”).

“Subsidiary” means any Person of which (i) a majority of the outstanding share capital, voting securities or other equity interests are owned, directly or indirectly, by the Company or (ii) the Company is entitled, directly or indirectly, to appoint a majority of the board of directors or managers or comparable supervisory body of such Person.

“THL” means Thomas H. Lee Equity Fund V, L.P., a Delaware limited partnership, Thomas H. Lee Parallel Fund V, L.P., Thomas H. Lee Cayman Fund V, L.P., 1997 Thomas H. Lee Nominee Trust, Thomas H. Lee Investors Limited Partnership, Putnam Investments Holdings, LLC, Putnam Investments Employees’ Securities Company I LLC, and Putnam Investments Employees’ Securities Company II, LLC.

“Transfer” means the sale, transfer, assignment, pledge or other disposal (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) of any Restricted Shareholder Stock.

8.  General Provisions.

(a)  Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b)  Entire Agreement. This Agreement and the Securityholders’ Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c)  Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)  Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Restricted Shareholder, the Company, and their respective successors, assigns, heirs, representative and estate, as the case may be (including subsequent holders of Restricted Shareholder Stock); provided that the rights and obligations of the Restricted Shareholder under this Agreement shall not be assignable except in connection with a permitted transfer of Restricted Shareholder Stock hereunder.

(e)  Governing Law and Remedies. The parties acknowledge and agree that they are bound by their arbitration obligations under Exhibit A attached hereto, which the parties also hereby agree to execute contemporaneously and is an integral part of this Agreement. The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

/s/GSM
_______ Restricted Shareholder’s initials to acknowledge agreement to Governing Law and Remedies provision in Section 8(e).

(f)  Remedies. Each of the parties to this Agreement and any such Person granted rights hereunder whether or not such Person is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs (including reasonable attorney’s fees) for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party and any such Person granted rights hereunder whether or not such Person is a signatory hereto may in its sole discretion submit the matter to arbitration for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(g)  Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Restricted Shareholder and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h)  Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via facsimile, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via facsimile, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company, to:

Simmons Company
One Concourse Parkway, Suite 800
Atlanta, GA 30328
Attention: Chief Financial Officer and General Counsel

With a copy to:

Thomas H. Lee Partners, L.P.
100 Federal Street, 35th Floor
Boston, MA 02110
Attention: Scott A. Schoen
Todd M. Abbrecht
George Taylor

If to the Restricted Shareholder, to the address set forth underneath the Restricted Shareholder’s name on the signature pages hereto.

(i)  Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period for giving notice or taking action shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j)  Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby and the termination of this Agreement indefinitely.

(k)  Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(l)  Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(m)  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(n)  Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

(o)  Acknowledgement and Waiver. The Restricted Shareholder hereby represents and warrants that he or she has access to adequate information regarding the terms of this Agreement, the scope and effect of the provisions set forth herein and all other matters encompassed by this Agreement, to make an informed and knowledgeable decision with regard to enter into this Agreement. The Restricted Shareholder further represents and warrants that he or she has not relied on the Company in deciding to enter into this Agreement and has instead made his or her own independent analysis and decision to enter into this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

SIMMONS COMPANY

    /s/ William S. Creekmuir
By: __________________________
William S. Creekmuir
Executive Vice President and
Chief Financial Officer

RESTRICTED SHAREHOLDER:

Gary S. Matthews

/s/Gary S. Matthews
______________________________
Signature

Address: 130 Lower Cross Road
Greenwich, CT 06831

Shares of Restricted Shareholder Stock Purchased: 40,000

EXHIBIT A - ARBITRATION CLAUSE

(1)  In consideration of the benefits described in the Restricted Stock Agreement executed by GARY S. MATTHEWS (the “Restricted Shareholder” or “you”) and SIMMONS COMPANY, a Delaware corporation (the “Company”), on the same date hereto and into which this Exhibit A is incorporated, (“Agreement”), the Company and you hereby agree that any controversy or claim arising under federal, state and local statutory or common or contract law between the Company and you involving the construction or application of any of the terms, provisions, or conditions of the Agreement, including, but not limited to, breach of contract, tort, and/or fraud, must be submitted to arbitration on the written request of either party served on the other. Arbitration shall be the exclusive forum for any such controversy. For example, if the Company and you have a dispute concerning the interpretation or enforceability of one or more restrictive covenants, the parties will resolve the dispute exclusively through arbitration. The Arbitrator’s decision shall be final and binding on both parties.

(2)  If any claim or cause of action at law or in equity is filed by either party in any state or federal court which results in arbitration being compelled and/or the claim or cause of action being dismissed, stayed, and/or removed to arbitration pursuant to this Agreement, the party who instituted the claim or cause of action in state or federal court, either wholly or in substantial part, shall, at the discretion of the Arbitrator(s), reimburse the respondent for its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled, related to the state or federal court claim or action.

(3)  Excluding the initial filing fee, which shall be borne by the claimant, the cost of arbitration shall be borne by the Company, unless the Arbitrator determines that any claim(s) brought by you was/were wholly frivolous or fraudulent. If an arbitration or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party, either wholly or in substantial part, shall, at the discretion of the Arbitrator, be entitled to its reasonable attorneys’ fees, costs, and necessary disbursements to the extent permitted by law, in addition to any other relief to which it may be entitled.

(4)  If the Restricted Shareholder submits any controversy or claim to arbitration, the arbitration will be conducted in Atlanta, Georgia and all claims shall be submitted to and administered by the American Arbitration Association’s Southeast Case Management Center in Atlanta, Georgia. If the Company submits any controversy or claim to arbitration, the arbitration shall be conducted at the American Arbitration Association’s Local or Regional Office that is geographically closest to the Restricted Shareholder’s place of residence and all claims shall be submitted to and administered by the American Arbitration Association’s corresponding Case Management Center.

(5)  The arbitration shall comply with and be governed by the American Arbitration Association’s Commercial Arbitration Rules (“Rules”) effective as of the execution date below, to the extent such Rules are not contrary to the express provisions of this Agreement. The parties also agree that the American Arbitration Association Optional Rules for Emergency Measures of Protection (“Emergency Rules”) shall apply to proceedings brought by either party. The above Rules and Emergency Rules can be found at the following page of the American Arbitration Association’s website, : . You acknowledge that you should read these Rules and Emergency Rules and that it is your responsibility to be familiar with them prior to signing the Agreement. If you are unable to access the Rules and/or Emergency Rules at the above website, you can request a copy of them from a Company official prior to signing the Agreement.

(6)  The parties agree and acknowledge that all provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware exclusively and without reference to principles of conflict of laws. The Federal Arbitration Act (“FAA”) will supersede state laws to the extent inconsistent. Any claim(s) involving the construction or application of this Agreement must be submitted to arbitration within the statute of limitations period for such claim(s) under Delaware state law and shall be dismissed if the statute of limitations period is not met. The Arbitrator(s) shall have no authority to apply the law of any other jurisdiction.

(7)  The dispute shall be heard and determined by one Arbitrator, unless both parties mutually consent in writing signed by you and an authorized representative of Company to a panel of three (3) Arbitrators. Unless both parties mutually consent otherwise, the parties agree and request that the Arbitrator(s) issue a reasoned award in accordance with Commercial Arbitration Rule R-42(b).

I UNDERSTAND THAT BY SIGNING THIS AGREEMENT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

Executed effective as of this 1st day of December, 2006.

/s/ Gary S. Matthews __________________________________ Gary S. Matthews Social Security #: __________________	Simmons Company By: /s/ William S. Creekmuir __________________________________ William S. Creekmuir Executive Vice President and Chief Financial Officer